UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): December 4, 2002

HYPERTENSION DIAGNOSTICS, INC.

(Exact name of Registrant as specified in its charter)

Minnesota	0-24635	41-1618036

(State or other jurisdiction	(Commission File Number)	(I.R.S. Employer
of incorporation)		Identification No.)

2915 Waters Road, Suite 108
Eagan, Minnesota		55121

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: 651-687-9999

ITEM 5. OTHER EVENTS.
ITEM 7. EXHIBITS.
SIGNATURE

Items 1, 2, 3, 4, 6, 8 and 9 are not applicable and therefore omitted.

ITEM 5. OTHER EVENTS.

     Hypertension Diagnostics, Inc. (the “Company”) is a party to that certain Subscription Agreement dated as of March 27, 2002 (the “Subscription Agreement”) with the subscribers named therein for a private placement to five investors of three-year 8% Convertible Notes (the “Notes”) in the original aggregate principal amount of $2,000,000.

     One of the events of default specified in the Notes is notification from The Nasdaq Stock Market, Inc. (“Nasdaq”) that the Company is not in compliance with the conditions for continued listing on The Nasdaq SmallCap Market. On December 4, 2002, the Company received a notice from Nasdaq advising the Company that because the Company’s stockholders’ equity was not at least $2,500,000, the Company does not meet the requirements for continued listing on The Nasdaq SmallCap Market. Because of receipt of this notice from Nasdaq, the Company is in default of the Notes. In its Quarterly Report on Form 10-QSB for the quarter ended September 30, 2002, the Company stated its stockholders’ equity was $2,011,679 as of September 30, 2002.

     As a result of this event of default, a Note holder, at its option, may demand repayment in cash of 130% of the principal then outstanding and interest then remaining unpaid on the Note. As of December 4, 2002, $991,167 in principal remained outstanding on the Notes and $14,384 in accrued interest was unpaid. As of December 4, 2002, the Company has not received a demand for repayment of the Notes by any Note holder.

     While the Company will attempt to obtain a waiver of this event of default, there can be no assurance that it will successfully obtain a waiver of any event of default. The Company’s inability to obtain a waiver for any event of default under the Notes would have a material adverse effect upon its ability to continue operations. Furthermore, if the Note holders demand repayment of the Notes, the Company’s ability to continue operations would be materially adversely affected and the Company may be unable to continue its business as a going concern.

     Nasdaq staff has requested that the Company provide Nasdaq, on or before December 18, 2002, a plan to achieve and maintain compliance with all of The Nasdaq SmallCap Market listing requirements. If Nasdaq staff determines that the Company’s plan does not adequately address Nasdaq’s requirements, the Company will be provided a written notification that its securities will be delisted from The Nasdaq SmallCap Market. The Company may then appeal the Nasdaq staff’s delisting determination to the Nasdaq Listing Qualifications Panel.

ITEM 7. EXHIBITS.

Exhibit 10.1	Subscription Agreement dated as of March 27, 2002 by and between Hypertension Diagnostics, Inc. and the subscribers thereto*

Exhibit 10.2	Form of 8% Convertible Note*

*	Incorporated by reference to exhibit of same number to the Company’s Current Report on Form 8-K dated March 17, 2002.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

HYPERTENSION DIAGNOSTICS, INC.

	By	/s/ James S. Murphy

Its Senior Vice President, Finance and Administration and Chief Financial Officer

Dated: December 6, 2002